                                                                     EXHIBIT 3.6

EXHIBIT 3.6 TO FORM 10-Q FOR THE QUARTER ENDED DECEMBER 31, 1996 AMENDMENT TO
-----------------------------------------------------------------------------
THE BYLAWS OF THE CORPORATION
-----------------------------


                            CERTIFICATE OF SECRETARY

THIS IS TO CERTIFY:

     That I am the duly elected, qualified and acting Secretary of Viking Office Products, Inc., a California corporation (the "corporation");

     That the following resolutions, which are not inconsistent with Articles of Incorporation of the corporation, as amended, and have not been modified or rescinded, were unanimously adopted by the Board of Directors of the corporation on January 20, 1997:

          "RESOLVED that Article II, Section 2.2, of the Bylaws of the corporation be and it hereby is amended to read in its entirety as follows:

     'Section 2.2  ANNUAL MEETINGS

          The annual meeting of shareholders shall be held on July 1 (but if such day is a legal holiday, then on the next succeeding business day) at the hour of 10:00 o'clock in the a.m., Pacific Time, or such other day and time as the Board of Directors may select, at which meeting the shareholders shall elect by plurality vote a Board of Directors, consider reports of the affairs of the corporation, and transact such other business as may properly be brought before the meeting.

          To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors,
     (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting, provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by a shareholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A shareholder's notice to the Secretary shall set forth (a) as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the shareholder in such business, and (b) as to the shareholder giving the notice (i) the name and record address of the shareholder and (ii) the class, series and number of shares of capital stock of the corporation which are beneficially owned by the shareholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this
     Article II, Section 2.2. The officer of the corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2.2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.'

          RESOLVED that Article III, Section 3.3, of the Bylaws of the corporation be and it hereby is amended to read in its entirety as follows:

     'Section 3.3.  ELECTION AND TENURE OF OFFICE

          The directors shall be elected at the annual meeting of the shareholders. Each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting and until a successor has been elected and qualified.

          Nominations of persons for election to the Board of Directors of the corporation at the annual meeting may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article III, Section 3.3. Such nominations by any shareholder shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the corporation which are beneficially owned by the person, and
     (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended; and
     (ii) as to the shareholder giving the notice (a) the name and record address of the shareholder and (b) the class and number of shares of capital stock of the corporation which are beneficially owned by the shareholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein. The officer of the corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.'

          RESOLVED FURTHER that the Secretary be and he is hereby authorized and directed to prepare and executive a certificate as to the adoption of the foregoing amendment to the Bylaws and to place a copy of said certificate in the minute book of the corporation."

          IN WITNESS WHEREOF I have executed this Certificate of Secretary this 31st day of January 1997.


                                      /s/  Stephen R. Kroll, Secretary
                                      --------------------------------